Exhibit (i)(b)

Goodwin Procter LLP
Counsellors at Law
Exchange Place
Boston, MA 02109
T: 617.570.1000
F: 617.523.1231

April 28, 2005

Greenwich Street Series Fund

125 Broad Street

New York, NY 10004

Willkie Farr & Gallagher

787 Seventh Avenue

New York NY 10019-6099

Ladies and Gentlemen:

As special Massachusetts counsel to Greenwich Street Series Fund (the “Trust”), a Massachusetts business trust, we have been asked to render our opinion in connection with the issuance of an unlimited number of shares of beneficial interest, all with $0.001 par value per share, representing interests in the Capital and Income Portfolio (the “Shares”), as more fully described in the prospectuses (the “Prospectuses”) and statements of additional information (the “Statements of Additional Information”) relating to the Shares contained in Post-Effective Amendment No. 32 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A (Registration No. 33-40603) to be filed by the Trust with the Securities and Exchange Commission.

In connection with this opinion, we have examined (i) a copy of the First Amended and Restated Master Trust Agreement dated as of October 14, 1998, as amended (“Declaration of Trust”), certified by the Assistant Secretary of the Trust; (ii) a copy of the Trust’s By-laws (“By-Laws”), certified by the Assistant Secretary of the Trust; (iii) a copy of certain resolutions adopted by the Board of Trustees of the Trust at a meeting held on April 15, 2005, certified by the Assistant Secretary of the Trust; (iv) a Certificate dated April 27, 2005, of the Secretary of The Commonwealth of Massachusetts as to the authorization of the Trust to exercise powers and transact business in The Commonwealth of Massachusetts (the “Certificate”); and (v) other such documents, records and certificates as we have deemed necessary for the purposes of this opinion.

Greenwich Street Series Fund

Willkie Farr & Gallagher

April 28, 2005

Based upon the foregoing, we are of the opinion that, when the Shares are sold in accordance with the terms of the Prospectuses and Statements of Additional Information in effect at the time of sale and assuming that the shares are sold for not less than the par value thereof, such Shares will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP